UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 21, 2007

(Date of earliest event reported)

LaserCard Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-06377	77-0176309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 N. Shoreline Boulevard, Mountain View, California 94043

(Addresses of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 969-4428

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Signatures

Item 8.01.	Other Events.

At its board of directors meeting held on September 21, 2007, Registrant approved changes to its outside director cash and equity compensation effective concurrent with the election of directors at the annual stockholders meeting that day. The Chairman of the Board will receive an annual retainer of $75,000 for his or her services: other outside directors will receive an annual retainer of $28,500 plus an annual retainer for serving on a committee or as committee chairman as shown below. All annual retainers are payable one-twelfth each month. There are no longer board or board committee meeting attendance fees although the board could approve meeting fees on a case by case basis in the future if the board or a committee of the board was required to have an unusually large number of meetings due to then extant circumstances.

Audit Committee: Chairman—$15,000 and Member—$5,000

Compensation Committee: Chairman—$7,000 and Member—$2,000

Corporate Strategy: Chairman—$20,000 and Member—$5,000

Nominating and Corporate Governance: Chairman—$4,000 and Member—$1,000

Registrant also approved an amendment to its 2004 Equity Incentive Compensation Plan to provide that each re-elected director who had served the requisite time period would receive an award of up to 2,000 restricted shares vesting in one installment eleven months after the date of the award and the grant of up to 6,000 options instead of the grant of 6,000 options currently provided for by such plan. Analogously, such plan was amended to provide that each newly elected director would receive an award of up to 5,000 restricted shares vesting in four equal installments on the date eleven months after grant and on the following three annual anniversaries of such date and the grant of up to 15,000 options instead of the grant of 15,000 options currently provided for by such plan.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized on the 11th day of October, 2007.

LaserCard Corporation
(Registrant)

By:	/s/ STEVEN G. LARSON
Steven G. Larson
Vice President, Finance and Chief Financial Officer